Exhibit 5.1

MLT Aikins LLP Suite 2600 - 1066 West Hastings Street Vancouver, BC V6E 3X1 T: (604) 682-7737 F: (604) 682-7131

December 12, 2025

Pineapple Financial Inc.

Unit 200, 111 Gordon Baker Road

North York, Ontario M2H 3R1

Re:	Pineapple Financial Inc. – Registration Statement on Form S-1

Dear Sirs/Mesdames:

We have acted as Canadian legal counsel to Pineapple Financial Inc., a corporation existing under the federal laws of Canada (the “Corporation”) in connection with the Form S-1 (the “Registration Statement”) of the Corporation to be filed by the Corporation with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on December 12, 2025. The Registration Statement registers the sale of the following securities of the Corporation:

(a)	up to 24,642,700 common shares of the Corporation (the “SR Common Shares”) issuable to purchasers (“Purchasers”) upon the exchange of 24,642,700 subscription receipts (the “Subscription Receipts”) of the Corporation issued pursuant to a securities purchase agreement, dated September 2, 2025, by and between the Corporation and the Purchasers, as amended on September 4, 2025, November 3, 2025, November 7, 2025, December 3, 2025 and December 5, 2025 (together, the “Securities Purchase Agreement”); and

(b)	up to 1,039,346 common shares of the Corporation (the “Meteora Warrant Shares”) issuable upon the exercise of a common share purchase warrant (the “Meteora Warrant”) issued to Meteora Strategic Capital, LLC, each as further described in the Registration Statement.

The Subscription Receipts are governed by the terms of a subscription receipt agreement dated September 4, 2025, between the Corporation, Odyssey Transfer and Trust Company (the “Subscription Receipt Agent”) and D. Boral Capital LLC (the “Subscription Receipt Agreement”).

The Meteora Warrant is exercisable for the purchase of up to 1,039,346 common shares of the Corporation at an exercise price payable in cash of US$3.80 per share and has a term of five (5) years from the effective date of the Registration Statement.

The Subscription Receipts, the SR Common Shares, the Meteora Warrant and the Meteora Warrant Shares are collectively referred to as the “Securities”.

Examinations

As Canadian legal counsel to the Corporation, we have reviewed but not participated in the preparation of the Registration Statement.

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We have considered such questions of law, have examined such corporate records of the Corporation, certificates of public officials, certificates of officers of the Corporation and other instruments, and have made such other investigations as we have considered necessary in order to give the opinions expressed below, including, without limitation, the following (collectively, the “Documents”):

(a)	the articles and by-laws of the Corporation, as amended (the “Constating Documents”);

(b)	resolutions of the Corporation’s directors approving, inter alia, the issuance of the Securities;

(c)	the certificate representing the Meteora Warrants (the “Warrant Certificate”); and

(d)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

Together, the Documents, the Securities Purchase Agreement, the Subscription Receipt Agreement, the consulting services agreement between the Corporation and Meteora Capital LLC, dated July 21, 2025, as amended on August 29, 2025, the placement agency agreement between the Corporation and D. Boral Capital LLC, dated September 4, 2025, the registration rights agreement between the Corporation and the Purchasers dated as of September 2, 2025, as amended on November 7, 2025, and December 5, 2025, are referred to as the “Transaction Documents”.

We have relied upon the factual matters contained in the representations and other factual statements of the Corporation made in the Transaction Documents and upon certificates of public officials and the officers of the Corporation.

Assumptions and Limitations

We have assumed, without independent investigation, that at all relevant times:

(a)	(i) the genuineness of all signatures on all documents; (ii) the legal capacity and authority of all individuals; (iii) the genuineness and authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, photocopied or facsimiled copies; and (v) to the extent that such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties;

(b)	the Constating Documents will be in full force and effect on the date of issuance of any SR Common Share or Meteora Warrant Share;

(c)	each Transaction Document (i) has been duly authorized, executed and delivered by all parties thereto (other than the Corporation) and such parties had the capacity to do so, (ii) constitutes a legal, valid and binding obligation of all parties thereto, and (iii) is enforceable in accordance with its terms against all parties thereto;

(d)	the Securities have been duly authenticated and delivered by any other person (other than the Corporation) signing or authenticating the Securities, as applicable;

(e)	all Securities were or will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Transaction Documents and the Registration Statement;

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(f)	the SR Common Shares and the Meteora Warrant Shares will have the terms described in and will otherwise be issued as described in the Transaction Documents and the Registration Statement;

(g)	at the time of issuance of any SR Common Share or Meteora Warrant Share there shall not have occurred any change in law affecting the validity or enforceability of the Securities;

(h)	all cheques, bank drafts and other methods of payment delivered in consideration for the Subscription Receipts were honoured upon presentation or otherwise resulted in the receipt by the Corporation or the applicable escrow agent, in full of the funds represented by such cheques, bank drafts or other methods of payment;

(i)	at or prior to the time of the issuance and delivery of any SR Common Share or Meteora Warrant Share, the Registration Statement will have been declared effective under the Securities Act, that the Securities will have been registered under the Securities Act pursuant to the Registration Statement and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of any Securities;

(j)	all Securities will be issued and sold in compliance with applicable provincial, federal and state securities laws and in the manner stated in the Registration Statement;

(k)	all information contained in all documents reviewed by us is true and correct and all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Corporation are complete, true and accurate;

(l)	there is no foreign law (as to which we have made no independent investigation) that would affect the opinions expressed herein; and

(m)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Corporation or that affects any person or company (including the Corporation or any of its affiliates) that engages in such a trade.

With respect to the accuracy of factual matters material to this opinion, we have relied upon the Transaction Documents and upon certificates of public officials and the officers of the Corporation, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities and no opinion is expressed as to the receipt or adequacy of any consideration received by the Corporation therefor.

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To the extent any certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification or exception.

We have also assumed without independent verification that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the Securities or their issue, other than the Transaction Documents.

Reliance

We are solicitors qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof.

Notwithstanding the foregoing and our opinions below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the transactions contemplated by the Registration Statement.

The opinions expressed below are given as of the date of this letter and are not prospective. We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Opinions

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon conversion of the Subscription Receipts pursuant to the terms of the Subscription Receipt Agreement, the SR Common Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

2.	Upon the due exercise of the Meteora Warrant, including receipt of the exercise price therefor, all in accordance with the terms of the Warrant Certificate, the Meteora Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

The above opinions are rendered in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

MLT Aikins LLP (signed)

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